Exhibit 21.1


                      DIRECT AND INDIRECT SUBSIDIARIES


                                   Percentage            Jurisdiction of
          Subsidiary                Ownership              Organization
          ----------               ----------            ---------------

United Solar Ovonic Corp.             100%                  Delaware

United Solar Ovonic LLC               100%                  Delaware

Ovonic Battery Company, Inc.          91.4%                 Delaware